Exhibit 4.1 - Form of Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

           This Stock Purchase Agreement (this "Agreement") is made and entered into as of November 15, 2001 by and between Tengtu International Corp., a Delaware corporation (the "Company") and ___________________ (the "Investor").

           WHEREAS, the Company desires to issue to the Investor, and the Investor desires to purchase from the Company, _____________________ shares of the Company's U.S. $.01 par value per share common stock (the "Common Stock"), along with a warrant to purchase shares of Common Stock, pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), on the terms and conditions set forth in this Agreement;

           NOW, THEREFORE, the parties hereby agree as follows:

1. Agreement to Purchase and Sell the Common Stock. The Company will issue and sell to Investor and Investor agrees to purchase _______________________ shares of the Company's Common Stock for a purchase price of U.S. $1.00 per share (the number of shares times the purchase price of U.S. $1.00 per share is referred to hereinafter as the "Purchase Price") pursuant to Regulation S promulgated under the 1933 Act.

2. Issuance of Warrant. The Company will issue to Investor a warrant, in the form annexed hereto as Exhibit A, to purchase a number of shares of Common Stock equal to twenty percent (20%) of the cash investment divided by U.S. $1.20, exercisable at U.S. $1.20 per share (the "Warrant"). The Warrant shall have a term of twelve (12) months from the date hereof.

3. Closing And Payment. The Company will sell and, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of the Company, the Investor will purchase, at a single closing, the Common Stock and Warrant. The closing shall be held simultaneous with the execution of this Agreement (the "Closing") at the offices of Guzov, Steckman & Ofsink, LLC, 600 Madison Avenue, New York, New York 10022, U.S.A., at 10:00 a.m. Eastern Standard Time, on or about November 15, 2001 or such other place, date or time as the parties agree upon. Within ten (10) business days of the Closing, the Company will deliver to the Investor original stock certificates in its name and in such denominations as it may specify prior to the Closing. The Purchase Price shall be paid by wire transfer of immediately available funds to the account designated by the Company in writing prior to the Closing.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth in the Schedule of Exceptions ("Schedule of Exceptions") attached to this Agreement as Exhibit B (which Schedule of Exceptions, when read together with this Section 4, shall be deemed to be representations and warranties to the Investor by the Company under this Section 4), the statements in the following paragraphs of this Section 4 are all true and complete as of the date hereof:


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4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

4.2 Authority; Due Authorization. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the Board of Directors of the Company, no other corporate action on the part of the Company or its respective shareholders being necessary. This Agreement has been duly and validly executed and delivered by the Company, and upon the delivery by the Company Debtor of the Common Stock will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.3 No Conflicts. The execution and delivery by the Company of this Agreement does not, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

4.3.1 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of the Company;

4.3.2 conflict with or result in a violation or breach of any term or provision of any law or order applicable to the Company or any of its assets and properties; or

4.3.3 (a) conflict with or result in a violation or breach of, (b) constitute (with or without notice or lapse of time or both) a default under, (c) require the Company or any other person or entity to obtain any consent, approval or action of, make any filing with or give any notice to any person or entity as a result or under the terms of, or (d) result in the creation or imposition of any lien upon the Company or any of its assets or properties under, any contract or license to which the Company is a party or by which any of its assets and properties is bound.

4.4 Capitalization. The capitalization of the Company immediately prior to the Closing consists of the following:

4.4.1 Common Stock. A total of one hundred million (100,000,000) authorized common shares, par value U.S.$0.01 per share, of which a maximum of Forty Seven Million One Hundred Sixty Two Thousand Six Hundred Three (47,162,603) shares are issued and outstanding.



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4.4.2 Preferred Stock. A total of ten million (10,000,000) authorized preferred shares, par value U.S.$0.01 per share of which none are issued and outstanding.

4.4.3 Options, Warrants, and Other Securities. The Company currently has options and warrants outstanding as set forth on Exhibit C. The Company also has a four year U.S.$1,500,000 principal amount debenture outstanding convertible into Common Stock with a conversion price of U.S.$1.00 per share until December 21, 2001, U.S.$2.00 between December 22, 2001 and December 21, 2002 and U.S.$4.00 after December 21, 2002 and a U.S.$250.000 principal amount loan, half of which is convertible into Common Stock at a conversion price of U.S.$3.00 if not repaid before July 27, 2002.

4.5 Valid Issuance of Common Stock. The Common Stock, when issued and paid for as provided in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

4.6 Governmental Consents. To the best of the Company's knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any court, governmental agency, regulatory authority or political subdivision thereof, or any other entity, is required in connection with the execution, delivery and performance by the Company of this Agreement.

4.7 Litigation. To the best of the Company's knowledge, there is no action, suit, proceeding, claim, arbitration or investigation pending (or, to the best knowledge of the Company, currently threatened) against the Company or any Company subsidiary, their respective activities, properties or assets or, to the best of the Company's knowledge, against any officer, director or key employee of the Company or any subsidiary in connection with such officer's, director's or key employee's relationship with, or actions taken on behalf of, the Company or any subsidiary. The Company has no knowledge or belief that there is pending or threatened any claim or litigation against the Company contesting its right to produce, manufacture, sell, use or offer any product, process, method, substance, part or other material or service presently produced, manufactured, sold, used or offered or planned to be produced, manufacture, sold, used or offered by the Company or any of its Subsidiaries. The Company has no knowledge or belief that there exists, or there is pending or planned, any patent, invention, device, application or principle, which would materially adversely affect the condition, financial or otherwise, or the operations of the Company or its Subsidiaries.

4.8 Reporting Company Status. The Company is a "Reporting Issuer" as defined in Rule 902(i) of Regulation S and will cause all the materials required to be filed by it pursuant to Section 13(a) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") to be filed with the United States Securities and Exchange Commission for a period of at least three months following the completion of the Offering. The Common Stock is a class of securities registered under Section 12(g) of the Exchange Act, and the Company has filed all reports and documents required to be filed pursuant to the Exchange Act for a period of at least 12 months preceding the date hereof, or such shorter period as it has been required to do so. All documents filed by the Company with the United States Securities and Exchange Commission pursuant to the Exchange Act for its most recent full fiscal year and subsequent thereto are available from the Company and should be reviewed by Investor.



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4.9 The Company has not offered any of the Common Stock covered by this
Agreement to any persons in the United States nor to any U.S. person, as defined in Rule 902(k) of Regulation S, nor to any identifiable group or groups of U.S. citizens in the United States or abroad.

5. Representations, Warranties and Certain Agreements of Investor. Investor hereby represents and warrants to, and agrees with, the Company that:

5.1 Authorization. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms. Investor represents that it has full power and authority to enter into this Agreement.

5.2 Purchase for Own Account. The Common Stock to be purchased by the Investor hereunder will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Investor also represents that Investor was not formed for the purpose of investing in Regulation S securities or formed for the purpose of investing in the Common Stock. Investor is not registered as an issuer under the 1933 Act and is not required to be registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended.

5.3 Status as a Non-U.S. Company. No offer to enter into this Agreement has been made by the Company to Investor in the United States. At the times of the offer and execution of this Agreement, Investor, and all of its 10% or more equity owners, were located and resided outside the United States.

5.4 No Directed Selling Efforts. Neither Investor, nor any of its affiliates, nor any person acting on its behalf or any behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Common Stock, including but not limited to effecting any sale or short sale of the Company's securities through Investor or any of its affiliates prior to the expiration of any restricted period contained in Regulation S (any such activity being defined herein as a "Directed Selling Effort"). To the best knowledge of the undersigned, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the 1933 Act, and the Common Stock is being purchased for investment purposes by Investor. Investor agrees that all offers and sales of the Common Stock from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Investor and its representatives have not conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and will not engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.



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5.5 Disclosure of Information. Investor believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Common Stock to be purchased by Investor under this Agreement. Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Investor or to which Investor had access. Investor has not relied on any oral representation made by the Company or any officer, director or employee of the Company.

5.6 Investment Experience. The Investor understands that the purchase of the Common Stock involves substantial risk. The Investor (a) has experience as an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of Investor's investment in the Common Stock and (b) has such knowledge and experience in financial or business matters that Investor is capable of evaluating the merits and risks of this investment in the Common Stock and protecting its own interests in connection with this investment and (c) has a preexisting business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Investor to be aware of the character, business acumen and financial circumstances of such persons.

5.7 Accredited Investor Status. The Investor is an "accredited investor" within the meaning of Rule 502 of Regulation D promulgated under the 1933 Act.

5.8 Restricted Securities. The Investor understands that the Common Stock is characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act, and applicable regulations thereunder, such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Investor represents that it is familiar with Rule 144 and Regulation S of the U.S. Securities and Exchange Commission (the "SEC"), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.



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5.9 Regulation S Limitations on Dispositions.Investor acknowledges and agrees that it may not resell the Common Stock to a "U.S. person" as defined in Rule 902(k) of Regulation S, or within the United States, until the expiration of any restricted period provided by Rule 903 of Regulation S, and that following any restricted period the Common Stock may be resold to a U.S. person or within the United States only: (i) pursuant to a registration statement under the 1933 Act, or (ii) if applicable, pursuant to an exemption from such registration for sales by a person other than an issuer, underwriter, or dealer as those terms are used in Section 4(1) and related provisions of the 1933 Act and regulations thereunder or pursuant to another exemption from registration. Investor acknowledges that the Common Stock has not been registered under the 1933 Act or qualified under state securities laws of the United States and that the transferability hereof and thereof within the jurisdiction of the United States is restricted by the 1933 Act as well as such state laws. Investor acknowledges that the Common Stock is being sold in reliance upon the transaction exemption afforded by Regulation S in connection with an offshore offer and sale of securities of the Company not within or subject to the jurisdiction of the United States markets. Investor acknowledges it has received a copy of Regulation S, is familiar with and understands the terms thereof, and has had the opportunity to consult with its legal counsel concerning this Agreement and Regulation S.

Investor acknowledges that if any transfer of the Common Stock is proposed to be made in reliance upon an exemption under the 1933 Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the 1933 Act. Investor acknowledges that, so long as appropriate, a legend similar to the following may appear on the certificates representing the Common Stock:

THESE SHARES HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. PURSUANT TO REGULATION S THEREUNDER. THE SHARES EVIDENCED BY THIS CERTIFICATE CANNOT BE TRANSFERRED, OFFERED, OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (AS THAT TERM IS DEFINED IN REGULATION S) UNTIL AFTER _____ (ONE YEAR AFTER COMPLETION OF THE OFFERING).

5.10 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Common Stock except:

5.10.1 pursuant to a registration statement under the 1933 Act covering such disposition; or

5.10.2 pursuant to an exemption from registration under the 1933 Act, including, without limitation, Rule 144, Rule 144A or Regulation S thereunder.

5.11 No General Solicitation. Investor has not received any general solicitation or advertising regarding the offering of the Common Stock or this Agreement.

6. Conditions to Investor's Obligations at Closing. The obligations of the Investor under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:



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6.1 Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

6.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

6.3 Securities Exemptions. The offer and sale of the Common Stock to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act.

6.4 Completion of Due Diligence. Investor shall have completed its legal and financial due diligence, the results of which shall be reasonably satisfactory to the Investor, and the Company shall have reasonably cooperated with Investor in connection therewith.

7. Conditions to the Company's Obligations at Closing.The obligations of the Company to Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by Investor:

7.1 Representations and Warranties. The representations and warranties of Investor contained in Section 4 shall be true and complete on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

7.2 Payment of Purchase Price. Investor shall have delivered to the Company the Purchase Price in accordance with the provisions of Section 3.

7.3 Securities Exemptions. The offer and sale of the Common Stock to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act.

8. Registration Rights. The Company and Investor shall enter into the Registration Rights Agreement annexed hereto as Exhibit D granting to Investor registration rights with respect to the Common Stock issued hereunder and the Common Stock issuable upon exercise of the Warrant.

9. Post-closing Covenants of Investor.

9.1 Confidentiality.



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9.1.1 Investor acknowledges that the Company could be irreparably damaged if confidential information concerning the business and affairs of the Company were disclosed to or utilized on behalf of any person. Investor covenants and agrees to and with the Company that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Company, divulge, or permit any of its partners, shareholders, directors, officers, employees or agents to divulge to any person any non-public information concerning the business or financial or other affairs, or any of the methods of doing business used by the Company or any of its subsidiaries, nor release any information provided pursuant to or concerning this Agreement or the transaction contemplated by this Agreement if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any shares in the Company; provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section 7.1 prior to such disclosure.

9.1.2 Investor and the Company agree to consult with each other (and to take into consideration any comments reasonably raised by any such party) prior to the dissemination of any press release or public communication concerning this Agreement or the transaction contemplated by this Agreement. Any such press release or public communication shall be subject to the approval of both the Company and Investor.

9.1.3 This Section 9.1 will survive termination of this Agreement.

10. General Provisions.

10.1 Survival of Warranties; Investigation. The representations, warranties and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. It shall be no defense to an action for breach of this Agreement that Investor or its agents have (or have not) made investigations into the affairs of the Company or that the Company could not have known of the misrepresentation or breach of warranty. Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.



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10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that the Company may not assign or transfer any of its rights or obligations under this Agreement.

10.3 Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York. The Company and Investor hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.



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10.5 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

10.6 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

                     If to the Company:


                     If to Investor:


Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.7 Costs, Expenses. Each party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

10.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. No delay or omission to exercise any right, power, or remedy accruing to the Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to the Investor, shall be cumulative and not alternative.

10.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.




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10.11 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                 THE COMPANY:

                                                 TENGTU INTERNATIONAL CORP.


                                                 By:


                                                 INVESTOR:







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Exhibit A

Form of Warrant


TENGTU INTERNATIONAL CORP.

COMMON STOCK WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR CANADIAN PROVINCE, OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THIS WARRANT IS RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.


Void after November 15, 2002        Right to Purchase ___________ shares of
                                    Common Stock (subject to adjustment)

PREAMBLE

           Tengtu International Corp., a Delaware corporation (the "Company"), hereby certifies that, for value received, _________________________, the holder hereof (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 P.M. New York time, on November 15, 2002, fully paid and nonassessable shares of the Company's U.S. $.01 par value per share common stock (the "Common Stock"). The purchase price per share (the "Purchase Price") shall be, in the event of a purchase at any time during the period commencing on the date hereof and ending on November 15, 2002, U.S.$1.20. The number of shares of Common Stock and the amount of the Purchase Price are subject to adjustment as provided herein.

           This warrant is the "Warrant" (this "Warrant"), evidencing the right to purchase shares of Common Stock of the Company, issued pursuant to that certain Stock Purchase Agreement dated November 15, 2001 (the "Stock Purchase Agreement"), between the Company and the Holder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Stock Purchase Agreement. This Warrant evidences the right to purchase an aggregate of ________________ shares of Common Stock of the Company, subject to adjustment as provided in this Warrant.

           As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

               (a) The term "Company" includes any corporation which shall succeed to or assume the obligations of the Company hereunder.

               (b) The term "Common Stock" includes all stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

               (c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Holder of this Warrant at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 6 or otherwise.

               (d) The term "Registration Statement" means any registration statement of the Company filed or to be filed with the SEC which covers any of the Registrable Securities pursuant to the provisions of this Warrant, including all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated therein by reference.

               (e) The term "SEC," "Securities and Exchange Commission" or "Commission" refers to the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

               (f) The term "Shares" means the Common Stock issued or issuable upon exercise of this Warrant.

               (g) The term "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

               (h) The term "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.


           1.        Restricted Stock.

               1.1 If, at the time of any transfer or exchange (other than a transfer or exchange not involving a change in the beneficial ownership of this Warrant or the Shares) of this Warrant or the Shares, this Warrant or the Shares shall not be registered under the Securities Act, the Company will require, as a condition of allowing such transfer or exchange, that the Holder or transferee of this Warrant or the Shares, as the case may be, furnish to the Company an opinion of counsel reasonably acceptable to the Company or a "no action" or similar letter from the Securities and Exchange Commission to the effect that such exercise transfer or exchange may be made without registration under the Securities Act. In the case of such transfer or exchange and in the case of an exercise of this Warrant if the Shares to be issued thereupon are not registered pursuant to the Securities Act, the Company will require a written statement that this Warrant or the Shares, as the case may be, are being acquired for investment and not with a view to the distribution thereof. The certificates evidencing the Shares issued on the exercise of this Warrant shall, if such Shares are being sold or transferred without registration under the Securities Act, bear a legend similar to the legend on the face page of this Common Stock Purchase Warrant.

               1.2 (a) The Company shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after 90 days following the effective date of the first registration of the Company under the Securities Act of an offering of its securities to the general public.

               1.2 (b) The Company shall file with the Commission in a timely manner all required reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act.

               1.2 (c) The Company shall furnish to the Holder of this Warrant or the Shares designated by the Holder, forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements under the Securities Act (at any time from and after 90 days following the effective date of the first registration statement of the Company for an offering of its securities to the general public) and of the reporting requirements of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, (iii) any other reports and documents necessary to satisfy the information-furnishing condition to offers and sales under Rule 144A under the Securities Act, and (iv) such other reports and documents as the Holder of this Warrant or the Shares reasonably requests to avail itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

           2.        Exercise of Warrant.

               2.1 Exercise in Full. The Holder of this Warrant may exercise it in full by surrendering this Warrant, with the form of subscription at the end hereof duly executed by the Holder, to the Company at its principal office. The surrendered Warrant shall be accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock called for on the face of this Warrant by the applicable Purchase Price.

               2.2 Partial Exercise. This Warrant may be exercised in part by surrender of this Warrant in the manner and at the place provided in Subsection
2.1 except that the amount of Common Stock obtained through the exercise shall be calculated by multiplying (a) the number of shares of Common Stock called for on the face of this Warrant as shall be designated by the Holder in the subscription at the end hereof by (b) the Purchase Price. On any such partial exercise, subject to the provisions of Section 2 hereof, the Company at its expense will forthwith issue and deliver to, or upon the order of the Holder, a new Warrant or Warrants of like tenor, in the name of the Holder, calling in the aggregate on the face or faces thereof, for the number of shares of Common Stock equal to the number of such shares called for on the face of this Warrant minus the number of such shares designated by the Holder in the subscription at the end hereof.

               2.3 Company Acknowledgment. The Company will, at the time of the exercise, exchange or transfer of this Warrant, upon the request of the Holder acknowledge in writing its continuing obligation to afford to the Holder any rights (including, without limitation, any right to registration of the Shares) to which the Holder shall continue to be entitled after such exercise or exchange in accordance with the provisions of this Warrant. If the Holder of this Warrant shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

           3. Delivery of Stock Certificates, Etc., on Exercise. As soon as practicable after the exercise of this Warrant, in full or in part, and in any event within ten business (10) days thereafter, the Company, at its expense, (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of fully paid and nonassessable Shares to which the Holder shall be entitled on such exercise. No fractional Share or scrip representing a fraction of a Share will be issued on exercise, but the number of Shares issuable shall be rounded to the nearest whole Share.

           4.        Adjustment for Reorganization, Consolidation, Merger, Etc.

               4.1 Merger, Etc. If the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company (any such transaction being hereinafter sometimes referred to as a "Reorganization") then, in each such case, the Holder of this Warrant, on the exercise hereof as provided in Section 2 at any time after the consummation or effective date of such Reorganization (the "Effective Date"), shall receive, in lieu of the Shares issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which the Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if the Holder had so exercised this Warrant, immediately prior thereto. The successor corporation in any such Reorganization described in clause (b) or (c) above where the Company will not be the surviving entity (the "Acquiring Company") must agree prior to such Reorganization in a writing satisfactory in form and substance to the Holder that this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on exercise after the consummation of such Reorganization, and shall be binding upon the issuer of any such stock or other securities (including, in the case of any transfer of properties or assets referred to above, the person acquiring all or substantially all of the properties or assets of the Company). If the Acquiring Company has not so agreed to continue this Warrant, then the Company shall give 30 days' prior written notice to the Holder of this Warrant of such Reorganization, during which 30-day period (the "Notice Period") the Holder at its option and upon written notice to the Company shall be able to (i) exercise this Warrant or any part thereof at an exercise price (the "Discounted Exercise Price") equal to the then prevailing purchase price hereunder discounted at the Discount Rate (as used herein the "Discount Rate" shall mean the then prevailing interest rate on U.S. Treasury Notes issued on (or immediately prior to) the date of such 30-day notice and maturing on November 15, 2002 (or immediately prior thereto), such rate to be compounded annually through November 15, 2002, and in no event to be less than 10% annually); or (ii) on the Effective Date, the Holder of this Warrant shall be paid an amount (the "Merger Profit Amount") equal to the difference between the fair market value per share of Common Stock of the Company being purchased by the Acquiring Company in the Reorganization and the Discounted Exercise Price described in clause (i) above and the Warrant shall simultaneously expire. The Merger Profit Amount shall be payable in the same form as the common stockholders of the Company shall be paid by the Acquiring Company for their shares of common stock of the Company. The fair market value of any noncash property received from the Acquiring Company upon the Reorganization shall be determined in good faith by the Board of Directors of the Company, as approved by the Company's stockholders.

               4.2 Dissolution. Except as otherwise expressly provided in Subsection 5.1, in the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of this Warrant after the effective date of such dissolution pursuant to this Section 4 to a bank or trust company having its principal office in New York, New York, as trustee for the Holder of this Warrant.

               4.3 Continuation of Terms. Except as otherwise expressly provided in Subsection 4.1, upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.1.

           5. No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will, at all times, in good faith, assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (b) will at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issue upon exercise of this Warrant as herein provided, such number of shares of Common Stock as shall then be issuable upon exercise of this Warrant in full and shall take all such action as may be necessary or appropriate in order that all shares of Common Stock that shall be so issuable shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

           6.        No Dilution.

               (a) In the event the Company shall pay a share dividend or other distribution payable in shares of Common Stock, or the issued shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Purchase Price in effect immediately prior (and each Purchase Price in effect subsequent) to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted. In the case of a share dividend or other distribution payable in shares of Common Stock such adjustment shall occur as follows: the Purchase Price that is then in effect (and in effect at any time thereafter) shall be decreased or increased, as the case may be, as of the time of such issuance, or in the event a record date is fixed, as of the close of business on such record date, by multiplying or dividing the Purchase Price, as the case may be, then (and therefore) in effect by a fraction (1) the numerator of which is the total number of shares of issued Common Stock immediately prior to the time of such issuance or the close of business on such record date, as the case may be, and (2) the denominator of which is the total number of shares of issued Common Stock immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that, if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted to reflect the actual payment of such dividend or distribution.

               (b) Upon the occurrence of each adjustment of the Purchase Price pursuant to this Section 6, the Company shall prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

               (c) The form of this Warrant need not be changed because of any change in the Purchase Price pursuant to this Section 6 and any Warrant issued after such change may state the same Purchase Price and the same number of shares of Common Stock as are stated in this Warrant as initially issued. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of this Warrant that it may deem appropriate and that does not affect the substance thereof. Any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

               (d) In case at any time after the date of this Warrant:

               (i) The Company shall declare a dividend (or any other distribution) on its shares of Common Stock payable otherwise than in cash out of its earned surplus; or

               (ii) The Company shall authorize any reclassification of the shares of its Common Stock, or any consolidation or merger to which it is a party and for which approval of any shareholders of the Company is required, or the sale or transfer of all or substantially all of its assets or all or substantially all of its issued and outstanding stock; or

               (iii) Events shall have occurred resulting in the voluntary and involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause notice to be sent to the Holder at least twenty (20) days prior (or ten (10) day prior in any case specified in clause (i) above, or on the date of any case specified in clause (iii) above) to the applicable record date hereinafter specified, a notice stating (1) the date on which a record is to be taken or the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record will be entitled to such dividend, distribution or rights are to be determined or (2) the date on which such reclassification, consolidation, merger, sale, transfer, initial public offering, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock or record shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding up. Failure to give any such notice of any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii) and
(iii) above.

           7. Reporting Requirements. The Company shall provide written notice to Holder of any "Ineffective Period," as defined below, within two days of the commencement of any Ineffective Period. "Ineffective Period" shall mean any period of time after the effective date of a registration statement covering this Warrant or the Shares during the term hereof that such registration statement or any supplemental or amended registration statement becomes ineffective or unavailable for use for the sale or resale, as applicable, of any or all of the Shares for any reason (or in the event the prospectus is not current and deliverable).

           8. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

           9. Expenses. The Company agrees to pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Warrant and the issuance of this Warrant.

           10. Warrant Agent. The Company may, by written notice to the Holder of this Warrant, appoint an agent having an office in New York, New York, or U.S. Stock Transfer Corp. for the purpose of issuing Shares on the exercise of this Warrants pursuant to Section 2, exchanging this Warrant pursuant to Section 6, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

           11. Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant, in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant, are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

           12. Negotiability, Etc. This Warrant is issued upon the following terms, to all of which the Holder or owner hereof, by the taking hereof, consents and agrees:

           (a) title to this Warrant may be transferred by endorsement (by the Holder executing the form of assignment at the end hereof) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery;

           (b) any person in possession of this Warrant, properly endorsed, is authorized to represent himself as absolute owner hereof and is empowered to transfer absolute title hereto by endorsement and delivery hereof to a bona fide purchaser hereof for value; each prior taker or owner waives and renounces all of his equities or rights in this Warrant in favor of each such bona fide purchaser, and each such bona fide purchaser shall acquire absolute title hereto and to all rights represented hereby; and

           (c) until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

           13. Notice, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified airmail, postage prepaid, at such address as may have been furnished to the Company in writing by the Holder.

           14. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by its laws. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. All nouns and pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons to whom reference is made herein may require.

           15. Expiration. The right to exercise this Warrant shall expire at 5:00 P.M., New York time, on November 15, 2002.

Dated: November 15, 2001                   TENGTU INTERNATIONAL CORP.


                                     By:________________________
                                     Name:     Pak Kwan Cheung
                                     Title: Chairman and Chief Executive Officer

ATTACHMENT A

NOTICE OF EXERCISE

(To be Executed by the Registered Holder in order to Exercise the Warrant)

           The undersigned holder hereby irrevocably elects to purchase ____ shares of Common Stock of Tengtu International Corp. (the "Company") pursuant to the Common Stock Warrant void after November 15, 2002 issued by the Company according to the conditions set forth in said warrant and as of the date set forth below.*

Date of Exercise:

Number of Shares be Purchased: __________________________________________

Applicable Purchase Price:

Signature:
[Name]

Address:

* This original Warrant must accompany this Notice of Exercise.


Exhibit B

Schedule of Exceptions


Exhibit C

Exhibit D

REGISTRATION RIGHTS AGREEMENT

           This REGISTRATION RIGHTS AGREEMENT dated as of November 15, 2001, is made and entered into by and between Tengtu International Corp., a Delaware corporation (the "Company"), and ______________________ (the "Investor").

           WHEREAS, the Investor, and other investors, have agreed to purchase from the Company, and the Company has agreed to issue to the Investor, and other investors, shares of the Company's U.S. $.01 par value per share common stock (the "Common Stock"), pursuant to Stock Purchase Agreements dated on the date hereof (with respect to the Investor, the "Purchase Agreement" and with respect to the investors, the "Purchase Agreements") by and between the Company and the Investor, who is part of a group of investors (the "Investors") participating in the purchase of a total of up to 25,000,000 shares of Common Stock for an aggregate purchase price of up to U.S.
$25,000,000;

           WHEREAS, in order to induce Investors to enter into Purchase Agreements, the Purchase Agreements require that the Company enter into this Agreement;

           NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         REQUESTED REGISTRATIONS.

           1.1       REGISTRATION REQUESTS.

           1.1.1 INITIAL REGISTRATION REQUEST. On a date to be determined by the Company but in any event no later than thirty (30) days following the last closing under the Purchase Agreements, the Company shall be deemed to have received a written request for a Requested Registration (as defined below) from the Investors and Investor with respect to all Registrable Securities.

           1.1.2 The Company may include in such registration other securities of the same class as the Registrable Securities for sale for its own account or for the account of any other person. Neither the Company nor any of its shareholders shall have the right to include any of the Company's securities (other than Registrable Securities) in a registration statement to be filed as part of a Requested Registration unless (i) such securities are of the same class as the Registrable Securities, (ii) the holders of a majority of the Registrable Securities covered by such registration statement consent to such inclusion in writing, unless the Company is required to include such securities pursuant to a pre-existing agreement and (iii) if such Requested Registration is an underwritten offering, the Company or such shareholders, as applicable, agree in writing to sell their securities on the same terms and conditions as apply to the Registrable Securities being sold. If any shareholders of the Company (other than the holders of Registrable Securities in such capacity) register securities of the Company in the Requested Registration in accordance with this Section, such holders shall pay the fees and expenses of their counsel and their Pro Rata share, on the basis of the respective amounts of the securities included in such registration on behalf of each such Owner, of the Registration Expenses if the Registration Expenses for such registration are not paid by the Company for any reason.

           1.2 REGISTRATION STATEMENT FORM. The Company may, if permitted by law, effect any Requested Registration by the filing of a registration statement on the applicable form. It is intended that this be deemed a "shelf registration" permitting the Owners of the Registrable Securities to sell from time to time so long as the Registration Statement remains in effect or is kept current.

           1.3 REGISTRATION EXPENSES. The Company will pay all Registration Expenses incurred in connection with the Requested Registration.

2. REGISTRATION PROCEDURES. If and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Act pursuant to Section 1 or Section 2, the Company will use its best efforts to effect the registration to permit the record owners of the Registrable Securities to sell in accordance with the provisions of the Act. Without limiting the foregoing, the Company in each such case will, as expeditiously as possible:

           2.1 prepare and file with the Commission (in the case of a Requested Registration, not later than one hundred fifty (150) days after the Registration Request as defined in Section 1.1.1 the requisite registration statement to effect such registration and use its best efforts to cause such registration statement to become effective as soon as possible, provided that as far in advance as practical before filing such registration statement or any amendment thereto, the Company will furnish to the owners of the Registrable Securities or their designees (the "Owners") copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits) and will consider in good faith comments with respect to any such drafts made by the Owners and, without limiting the foregoing, any such Owner shall have the opportunity to object to any information pertaining solely to such Owner that is contained therein and the Company will make the corrections reasonably requested by such Owner with respect to such information prior to filing any such registration statement or amendment;

           2.2 prepare and file with the Commission such amendments and supplements to such registration statement and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Act with respect to the disposition of all Registrable Securities covered by such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (i) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) two years after the date of the Purchase Agreements;

           2.3       promptly notify each Owner:

           2.3.1 when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

           2.3.2 of any written comments from the Commission with respect to any filing and of any written request by the Commission for amendments or supplements to such registration statement or prospectus;

           2.3.3 of the notification to the Company by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of, any stop order suspending the effectiveness of such registration statement; and

           2.3.4 of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

           2.4 furnish to each seller of Registrable Securities covered by such registration statement such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 promulgated under the Act relating to such Owner's Registrable Securities, and such other documents, as such seller may reasonably request to facilitate the disposition of its Registrable Securities;

           2.5 use its best efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each Owner shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such Owner to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Owner, except that the Company shall not for any such purpose be required (i) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Paragraph 2.5 be obligated to be so qualified, (ii) to subject itself to taxation in any such jurisdiction solely by reason of such registration or qualification or (iii) to consent to general service of process in any jurisdiction;

           2.6 furnish to each Requesting Owner a signed counterpart, addressed to such Owner (and the underwriters, if any), of

           2.6.1 an opinion of counsel for the Company, dated the effective date of such registration statement (or, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), and

           2.6.2 a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities;

           2.7 notify each Owner covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such Owner promptly prepare and furnish to such Owner a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

           2.8 otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen
(18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act and Rule 158 promulgated thereunder (or any successor provision);

           2.9 provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

           2.10 use its best efforts to cause all Registrable Securities covered by such registration statement to be listed, upon official notice of issuance, on any securities exchange on which any of the securities of the same class as the Registrable Securities are then listed. The Company may require each Owner of Registrable Securities as to which any registration is being effected to, and each such Owner, as a condition to including Registrable Securities in such registration, shall furnish the Company with such information and affidavits regarding such Owner and the distribution of such securities as the Company may from time to time reasonably request in writing in connection with such registration. Each Owner of Registrable Securities agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Paragraph 2.7, such Owner will forthwith discontinue such Owner's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Owner's receipt of the copies of the supplemented or amended prospectus contemplated by Paragraph 2.7 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Owner's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period referred to in Paragraph 2.2 shall be extended by a number of days equal to the number of days during the period from and including the giving of notice pursuant to Paragraph 2.7 and to and including the date when each Owner of any Registrable Securities covered by such registration statement shall receive the copies of the supplemented or amended prospectus contemplated by Paragraph 2.7.

3.         INDEMNIFICATION.

           3.1 INDEMNIFICATION BY THE COMPANY. The Company shall, to the full extent permitted by law, indemnify and hold harmless each seller of Registrable Securities included in any registration statement filed in connection with a Requested Registration its general or limited partners, directors, officers, employees, agents and each other Person, if any, who controls any such seller within the meaning of the Act, against any losses, claims, damages, expenses or liabilities, joint or several (together, "Losses"), to which such seller or any such partner, director, officer, employee, agent or controlling Person may become subject under the Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and the Company will reimburse such seller and each such partner, director, officer, employee, agent and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Loss (or action or proceeding in respect thereof); provided that the Company shall not be liable in any such case to the extent that any such Loss (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such partner, director, officer, employee, agent or controlling Person, and shall survive the transfer of such securities by such seller.

           3.2 INDEMNIFICATION BY THE SELLERS. Each Owner of Registrable Securities which are included or are to be included in any registration statement filed in connection with the Requested Registration, as a condition to including Registrable Securities in such registration statement, shall, to the full extent permitted by law, indemnify and hold harmless the Company, its directors, officers, employees, agents and each other Person, if any, who controls the Company within the meaning of the Act, against any Losses to which the Company or any such director, officer, employee, agent or controlling Person may become subject under the Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished to the Company by such seller or seller's agent, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 3.2 shall be several, and not joint and several, among such indemnifying parties on the basis of the number of Registrable Securities included in such registration statement and the aggregate amount which may be recovered from any Owner of Registrable Securities pursuant to the indemnification provided for in this Section 3.2 in connection with any registration and sale of Registrable Securities shall be limited to the total proceeds received by such Owner from the sale of such Registrable Securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, employee, agent or controlling Person and shall survive the transfer of such securities by such seller.

           3.3 NOTICES OF CLAIMS, ETC. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding Paragraph 3.1 or 3.2, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs 3.1 or 3.2, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party's expense; and provided further, that the indemnified party or indemnified parties shall have the right to employ one counsel to represent it or them if, in the reasonable judgment of the indemnified party or indemnified parties, it is advisable for it or them to be represented by separate counsel by reason of having legal defenses which are different from or in addition to those available to the indemnifying party, and in that event the reasonable fees and expenses of such one counsel shall be paid by the indemnifying party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for the indemnified parties with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel for the indemnified parties or counsels. No indemnifying party shall consent to entry of any judgment or enter into any settlement without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

           3.4 CONTRIBUTION. If the indemnity and reimbursement obligation provided for in any paragraph of this Section is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses (or actions or proceedings in respect thereof) referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were to be determined by Pro Rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from the indemnifying party if the indemnifying party was not guilty of such fraudulent misrepresentation.

           3.5 OTHER INDEMNIFICATION. Indemnification similar to that specified in the preceding paragraphs of this Section (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any Governmental or Regulatory Authority other than the Act. The provisions of this Section shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

4. COVENANTS RELATING TO REGULATION S. The Company will file reports in compliance with the Exchange Act, will comply with all rules and regulations of the Commission applicable in connection with the use of Regulation S and take such other actions and furnish such Owner with such other information as such Owner may request in order to avail itself of such regulation of the Commission allowing such Owner to sell any Registrable Securities without registration, and will, at its expense, forthwith upon the request of any Owner of Registrable Securities, deliver to such Owner a certificate, signed by the Company's principal financial officer, stating:

           4.1 the Company's name, address and telephone number (including area code),

           4.2       the Company's IRS identification number,

           4.3       the Company's Commission file number,

           4.4 the number of shares of each class of stock outstanding as shown by the most recent report or statement published by the Company, and

           4.5 whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

5.         DEFINITIONS.

           5.1 Except as otherwise specifically indicated, the following terms will have the following meanings for all purposes of this Agreement:

           5.1.1 "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           5.1.2 "Board of Directors" means the Board of Directors of the Company.

           5.1.3 "Commission" means the United States Securities and Exchange Commission, or any successor governmental agency or authority.

           5.1.4 "Common Stock" means the Common Stock, par value $.01 per share, of the Company, as constituted on the date hereof, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock..

           5.1.5 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           5.1.6 "NASD" means the National Association of Securities Dealers.

           5.1.7 "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union or association.

           5.1.8 "Public Offering" means any offering of Common Stock to the public, either on behalf of the Company or any of its shareholders, pursuant to an effective registration statement under the Act.

           5.1.9 "Registration Expenses" means all expenses incident to the Company's performance of or compliance with its obligations under this Agreement to effect the registration of Registrable Securities in a Requested Registration, including without limitation, all registration, filing, securities exchange listing and NASD fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance against liabilities arising out of the Public Offering of the Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions, the fees and disbursements of counsel retained by the Owners of the Registrable Securities being registered and transfer taxes, if any, in respect of Registrable Securities, which shall be payable by each Owner thereof, provided that, in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of the Company personnel or -20- general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event.

           5.1.10 "Registrable Securities" means (i) shares of Common Stock issued to the Investors under the Purchase Agreements, (ii) shares of Common Stock issuable upon exercise of warrants granted to Investors in connection with the Purchase Agreements, and (ii) any additional shares of Common Stock issued or distributed by way of a dividend, stock split or other distribution in respect of shares of Common Stock referred to in clause (i), or acquired by way of any rights offering or similar offering made in respect of shares of Common Stock referred to in Clause (i). As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public pursuant to Regulation S or (iii) they shall have ceased to be outstanding.

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           5.1.11 Regulation S" means Regulation S promulgated by the Commission under the Act, and any successor provision thereto.

           5.1.12 "Transferee" means all Persons acquiring shares of Common Stock from an Investor.

6.         MISCELLANEOUS.

           6.1 NOTICES. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows: If to the Company:________________. If to Investor:
______________________________________, Attention:_____________, Facsimile No.:
____________________. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or e-mail to the designated recipient. Any party hereto may change its designee and address or facsimile number for that designee for notices and other communications hereunder by notice to the other parties hereto.

           6.2 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

           6.3 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument (which may be executed in any number of counterparts) duly executed by or on behalf of each of the Company and the Owners of two-thirds (2/3) or more of the Registrable Securities then outstanding or subject to issuance.

           6.4 WAIVER. Subject to Paragraph 6.5, any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same term or condition of this Agreement on any future occasion.

           6.5 CONSENTS AND WAIVERS BY OWNERS. Any consent of the Owners of Registrable Securities pursuant to this Agreement, and any waiver by the Owners of Registrable Securities of any provision of this Agreement, shall be in writing (which may be executed in any number of counterparts) and may be given or taken by the Owners of Registrable Securities of two-thirds (2/3) or more of the Registrable Securities then outstanding or subject to issuance, and any such consent or waiver so given or taken will be binding on all the Owners.

           6.6 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Section 3.

           6.7 SUCCESSORS AND ASSIGNS. The registration rights contained in this Agreement shall be transferable by any Owner of Registrable Securities to any Person that acquires Registrable Securities from such Owner (excluding any Person that acquires such Registrable Securities in a transaction pursuant to which such securities cease to be Registrable Securities).

           6.8 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

           6.9 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

           6.10 REMEDIES. Except as otherwise expressly provided for herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver by any such party of the right to pursue any other available remedies. Damages in the event of breach of this Agreement by any party hereto or any of their respective successors or permitted assigns would be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof and each party hereto, on its own behalf and behalf of its respective successors and permitted assigns, hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

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           6.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

           6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TENGTU INTERNATIONAL CORP.                _____________________________


By:____________________________           By:_____________________________
Name: Pak Kwan Cheung

Title: Chief Executive Officer           Title:






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